SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into by and between Kevin
P. Bradley (“Bradley”) and UNITED STATES STEEL CORPORATION (the “Company”) as of the date of Bradley’s signature set forth below (the “Execution Date”).

1.
SEPARATION. Bradley notified the Company, and the Company acknowledges, that he is voluntarily resigning from the position of Executive Vice President & Chief Financial Officer effective November 5, 2019, but, at the Company’s request, will remain an employee with the Company to assist with the transition until he voluntarily resigns all positions, titles, duties, authorities, and responsibilities with, arising out of, or relating to, his employment with the Company on December 31, 2019 (the “Separation Date”). During the period between November 5, 2019 and the Separation Date (the “Transition Period”), Bradley has agreed to remain an employee of the Company and on the Company’s payroll as a special advisor to the CEO and provide transitional services, assisting with specified strategic goals, and will make himself available for consultation, as needed.

In addition, Bradley acknowledges, understands and agrees that:

(i)	All of his service, compensation and benefit accruals from the Company and its compensation and benefit plans shall cease as of the Separation Date.

(ii)
Following the Separation Date, he will have the opportunity to continue coverage under the applicable group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(iii)
He is eligible to receive accrued and vested benefits to the extent provided in accordance with the terms of the United States Steel Corporation Savings Fund Plan for Salaried Employees (understanding that the retirement and matching contribution accounts are not vested under the plan and will be forfeited).

(iv)
He is eligible to receive payment for (1) all earned but unpaid base salary through his Separation Date and (2) accrued and unused vacation time as of the Separation Date (which is understood and agreed to be 5 weeks as of the Execution Date and which Bradley may use during the Transition Period).

(v)
Given that Bradley initiated the separation, he is not eligible for and will not receive any benefits under the United States Steel Corporation Supplemental Unemployment Benefit Program for Non-Union Employees or any other severance benefits except as set forth in this Agreement.

(vi)	He is not eligible for and will not receive a payment under the Executive Management Annual Incentive Compensation Program for calendar year 2019.

(vii)
Except as set forth in Paragraph 2 below, he is not eligible for and will not receive a distribution under the United States Steel Corporation Supplemental Retirement Account Program, the United States Steel Corporation Supplemental Thrift Program, and the United States Steel Corporation Non Tax-Qualified Retirement Account Program (together, the “Non-Qualified Deferred Compensation Plans”).

(viii)
Except as set forth in Paragraph 2 below, for purposes of the Long-Term Incentive Program (the “LTIP”), any unvested stock options, restricted stock units (“RSUs”), and Total Shareholder Return (“TSR”) and Return on Capital Employed (“ROCE”) performance awards (collectively, “Performance Awards”) will be forfeited as of the Separation Date, and he will have 90 days after the Separation Date to exercise any vested stock options.

(ix)	Bradley will not receive any Performance Awards, RSU grants, and/or stock option awards that have not yet been granted to him as of the Execution Date.

2.
CONSIDERATION. Bradley acknowledges, understands and agrees that the Company is not obligated to pay him any type of severance payments or benefits. However, in consideration for executing this Agreement and the General Release attached hereto as Attachment A no sooner than the day after the Separation Date and otherwise on or before January 6, 2020, and not revoking this Agreement and the General Release in accordance with the terms therein, and abiding by all terms and conditions contained herein, the Company agrees as follows:

(i)
Bradley’s voluntary resignation will be treated as a “termination with consent” and consequently Bradley will be fully vested for purposes of the Non-Qualified Deferred Compensation Plans. Pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), payments under the Non-Qualified Deferred Compensation Plans, for which the payment event is a separation of service (within the meaning of such programs), shall be made on the first business day of the seventh month following Bradley’s separation from service (or, if earlier, the last business day of the calendar month following the month of his death). During this six-month delay, interest will accrue and be payable in accordance with terms of the applicable plan.

(ii)
Bradley will receive pro-rata vesting of the outstanding RSU grants and stock option awards made under the LTIP, calculated in each case as of the Separation Date. Based on a Separation Date of December 31, 2019, Bradley will vest in an additional 2,185 stock options and 16,114 RSUs. In accordance with the terms of the grant agreements, any RSUs that are accelerated will not be paid to Bradley until the first business day of the seventh month following Bradley’s Separation Date. The options will become exercisable on the next scheduled vesting date, which for the 2017 award is August 1, 2020. Bradley will have until the fifth anniversary of the Separation Date to exercise any vested stock options.

(iii)	Based on a Separation Date of December 31, 2019, Bradley will receive pro-rata vesting of the target number of shares or target amount of the Performance Awards made under the LTIP, as follows:

a.	13,080 shares of 2017 TSR performance awards

b.	$262,500 of 2017 ROCE performance cash awards

c.	6,573 shares of 2018 TSR performance awards

d.	9,547 shares of 2018 ROCE performance equity awards

e.	7,187 shares of 2019 TSR performance awards

f.	8,780 shares of 2019 ROCE performance equity awards

The payout for the vested Performance Awards, if any, will be calculated based on the Company’s achievement of the performance goals specified in the relevant award agreement, and any such payout will be made at the end of the relevant performance period as provided in the respective award agreement, which for the 2017 performance awards would be 2020, for the 2018 performance awards would be 2021, and for the 2019 performance awards would be 2022.

(iv)
The Company will pay Bradley a severance benefit in the total amount of One Million Four Hundred Thousand Dollars ($1,400,000), which represents the equivalent, in the aggregate, to one year of Bradley’s current base salary plus one year of target bonus equal to one hundred percent (100%) of such base salary. The foregoing amount will be paid in a lump sum on the first regular payroll date following the General Release Effective Date (as defined below).

(v)
The Company will pay Bradley the total amount of Fifty Thousand Dollars ($50,000) for additional incidental expenses and services. Such payment will constitute taxable income to Bradley to the extent required by law and will be paid in a single lump sum upon the first payroll date following the General Release Effective Date.

(vi)
The payments referenced above will not be treated as covered compensation under any of the Company’s compensation, retirement, or benefit programs. These payments will be subject to all applicable tax and other withholdings and deductions. These payments are also conditioned upon Bradley complying with his obligations under this Agreement. If Bradley materially breaches any such obligations at any time, these payments will be forfeited, and the Company will be entitled to repayment of any amounts it already paid, including equity or cash amounts Bradley receives pursuant to any LTIP award vesting.

(vii)
If Bradley elects to continue his healthcare coverage (including family coverage) under the COBRA continuation provisions of the Company’s group health plans following the General Release Effective Date, the Company will reimburse Bradley for a period of up to twelve (12) months for the cost of such coverage. No reimbursement will be made for COBRA continuation coverage after the date that Bradley becomes eligible for group health coverage provided by another employer. The Company will treat the reimbursements as taxable income to Bradley to the extent required by law.

(viii)
Bradley understands, acknowledges and agrees that the Company is not required to provide any of the consideration described above if he does not execute this Agreement, and therefore, it represents valuable consideration which is in addition to anything else of value to which he was already entitled.

(ix)
Bradley acknowledges, understands and agrees that, except as otherwise set forth in this Agreement, he will not receive, nor is he entitled to receive, any other consideration, payments, incentive payments, reimbursements, bonuses, stock, stock options, equity interests, or other benefits or compensation of any kind. Bradley also acknowledges that, except as otherwise expressly set forth herein, he is forfeiting, for no consideration other than what is paid or otherwise provided under this Agreement, all of his unvested restricted stock, stock options, performance units, and other equity or incentive-based awards.

(x)	This Agreement will not affect any rights Bradley may have to receive his vested benefits under the terms of the United States Steel Corporation Savings Fund Plan for Salaried Employees.

3.
RELEASE. In exchange for the Consideration provided under Paragraph 2 of this Agreement, Bradley, on behalf of himself and his agents, representatives, attorneys, heirs, executors, administrators, survivors, trustees, beneficiaries, and assigns, of his own free will and in good faith, completely, irrevocably and unconditionally releases and discharges forever the Company and its successors, assigns, divisions, subsidiaries, related or affiliated companies, past and present officers, directors, shareholders, members, employees, representatives and agents (separately and collectively, the “Company Releasees”) from all causes of action, claims, charges, demands, costs and expenses for damages which he now has, or may have hereafter, whether known or unknown, whether asserted or not, arising out of or on account of his employment relationship with the Company, or his separation from employment with the Company, or any other transactions, occurrences, acts or omissions or any loss, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission on the part of the Company, committed or omitted as of the Execution Date (collectively, the “Company Released Claims”).

The Company Released Claims include, but are not limited to, any claims of discrimination on any basis, including age, race, color, national origin, religion, sex, gender or gender identity, sexual orientation, veteran’s status, whistleblower status, disability or handicap arising under any federal, state, or local statute, ordinance, order or law, including but not limited to the Age Discrimination in Employment Act (“ADEA”) as applicable, Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Rights Act, and the Employee Retirement Income Security Act; any claims under the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law; any claim that the Company breached any contract or promise express or implied, or any term or condition of employment; any claim for wages, benefits, bonus, severance pay or compensation of any kind (except as specifically provided herein); any torts or any claims for promissory estoppel; any claim of wrongful discharge, and/or any other claims under any federal, state or local laws arising out of or related to his employment or separation from employment with the Company. It is expressly understood and agreed that the foregoing is a general release of all claims and rights against the Company Releasees, except those claims that may not be waived as a matter of law.
Subject to the Executive Officer Recoupment (Clawback) Policy, which Bradley agrees will apply to him even after the Separation Date, and to the extent permitted by law, in exchange for and in consideration of Bradley’s promises and post-employment obligations (including the release of the Company Released Claims) herein, the Company of its own free will and in good faith, completely, irrevocably and unconditionally releases and discharges forever Bradley, his successors, assigns, heirs, representative and estate (the “Employee Releasees”) from all causes of action, claims, charges, demands, costs and expenses for damages which it now has, or may have hereafter, whether known or unknown, whether asserted or not, arising out of or on account of Bradley’s employment relationship with the Company, or his separation from employment with the Company, or any other transactions, occurrences, acts or omissions or any loss, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission on the part of Bradley, committed or omitted as of the Execution Date.
Notwithstanding the foregoing, this release shall not apply to: (i) any rights of the parties that arise after the Execution Date, including rights and obligations contained in this Agreement; (ii) any rights that cannot be waived as a matter of law; (iii) with respect to Bradley, any rights to unemployment, state disability, paid family leave or COBRA insurance benefits; (iv) with respect to Bradley, any rights that he would otherwise have to be protected or indemnified by the Company against claims by third parties related to his employment under and subject to applicable law, applicable corporate bylaws, and directors and officers (D&O) liability policies; (v) with respect to Bradley, any rights as a holder of securities of the Company; (vi) with respect to the Company, any claim that relates to or arises from an act or omission by Bradley that is an act of fraud, embezzlement or willful misconduct by Bradley or that would constitute a crime committed by Bradley under applicable federal, state or local law.
Bradley also agrees that no sooner than the day after the Separation Date and in any event no later than January 6, 2020, Bradley will execute and deliver to the Company an additional General Release, in the form attached hereto as Attachment A, that provides the same release of any and all claims and rights against the Company Releasees. The Company also agrees that it will execute the additional General Release in the form attached hereto as Attachment A promptly upon receiving the executed General Release from Bradley. The parties acknowledge that this Agreement provides them with adequate consideration to execute the subsequent General Release.

4.
PROCEEDINGS AND COOPERATION. Bradley presently affirms that he has not filed or caused to be filed, and is not presently a party to, any claim against the Company Releasees with any local, state, or federal court, or any governmental, administrative, investigative, or other agency or board. Furthermore, Bradley also agrees to reasonably cooperate with and assist the Company in matters concerning prior business arrangements, investigations, pending litigation or litigation which may arise in the future concerning matters about which he has personal knowledge or which were within the purview of his job responsibilities at the Company. Bradley agrees to assist in the prosecution or defense of such claims involving the Company, whether or not such claims involve litigation, including giving truthful testimony as needed. The Company agrees to reimburse Bradley for any reasonable out-of-pocket expenses incurred in complying with his obligations under this Paragraph 4.

5.
REPRESENTATIONS. Bradley represents that: (i) the Company does not owe him any compensation, wages, vacation, incentive pay, commissions, bonuses, expense reimbursements or other amounts, other than that specifically provided for in this Agreement; (ii) he has been granted all leaves of absences to which he is entitled; (iii) he has reported to the Company any and all work- related injuries that he has suffered or sustained during his employment with the Company up to the Execution Date; (iv) Bradley is not aware of any factual basis that would provide the Company with “cause” within the meaning of any Company plan or equity-based award agreement with him; (v) in connection with any matter involving or concerning any governmental regulatory, or enforcement authority or agency, he is not aware of any factual or legal basis for any legitimate claim that the Company or any of its affiliated entities is in violation of any international, federal, state or local law, rule or regulation.

6.
NON-DISPARAGEMENT. Bradley agrees to refrain from making, whether verbally or in writing, any critical, denigrating, disparaging, defamatory or slanderous comments, references or characterizations concerning the Company and/or its former or current officers, directors, employees, independent contractors, agents, products, or services. Bradley further agrees that he shall not provide any information, make any statements or take any action that would cause the Company, its directors, officers, employees, agents and/or independent contractors embarrassment or humiliation or otherwise cause or contribute to the Company’s being held in disrepute. Bradley understands that nothing in this Agreement is intended to prevent him from making truthful statements in any legal proceeding or as otherwise required by law.

The Company agrees to advise its directors and executive officers to refrain from making or approving disparaging comments regarding Bradley, except as may be required in any legal proceeding or as otherwise required by law, subpoena, court or arbitral order, agency or regulatory request, or the like.

7.
NON-SOLICITATION. Bradley agrees that for two (2) years after the date he executes this Agreement, he will not solicit or attempt to solicit any person or entity who is a director, officer, employee, independent contractor, representative or agent of the Company to cease or reduce the extent of their relationship with the Company.

8.
NON-COMPETITION. Bradley agrees that for a period of twelve (12) months immediately following the Separation Date, he shall not, unless acting pursuant to the prior written consent of the Company’s Board of Directors, directly or indirectly (a) own, manage, operate, finance, join, control or participate in the ownership, operation, management, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with any Competing Business, or (b) solicit or divert to any Competing Business any individual or entity which is then a customer of the Company. The term “Competing Business” shall mean any business or enterprise engaged in the manufacture or sale of flat-rolled or tubular steel products within any state of the United States, the District of Columbia or any foreign country in which (i) the Company has engaged in any such business within twelve (12) months prior to his separation, (ii) or within the twelve (12) month period immediately following his separation. In the event that the provisions of this section should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law. Notwithstanding the foregoing, ownership of one percent (1%) or less of any class of outstanding securities of a Competing Business shall not be deemed a violation of this Paragraph.

9.
PROTECTION OF COMPANY INFORMATION. Bradley acknowledges that he received and was provided valuable non-public information obtained, possessed or developed by the Company in the ordinary course of its business and that the protection of such “Confidential Information” is of vital importance to the Company’s business and interests. All such Confidential Information, whether written or not and whether marked as confidential or not, is presumed to be confidential. Examples of Confidential Information include, but are not limited to, non-public information concerning the Company’s employees, directors, officers, customers, prices, sales techniques, estimating and pricing systems, internal cost controls, production processes and methods, employment practices, product planning and development programs, possible divestitures and acquisitions, marketing plans, product information, inventions, blueprints and sketches, technical and business concepts, training programs, legal, compliance and regulatory matters, regardless of whether devised, developed, produced, worked on, or invented in whole or in part by himself or others, and whether or not copyrightable, trademarkable, licensable, or reduced to practice. Notwithstanding the foregoing, Confidential Information shall not include information that is or becomes generally available to the public other than as a result of any disclosure resulting from an act or omission by Bradley. Bradley acknowledges and agrees that as an employee of the Company, he has been under a legal obligation to respect and protect such Confidential Information. Bradley agrees that he will not, directly or indirectly, at any time or in any manner whatsoever, use any such Confidential Information for his personal use or advantage, or disclose or make such Confidential Information available to others, regardless of how or when he came into possession of such Confidential Information. Subject to the provision of Paragraph 8 (Non- Competition), nothing herein prevents Bradley from using his general knowledge, skill, and experience in gainful employment by a third party after his employment with the Company.

Bradley represents that he has not, and will not, download, transfer, or take with him any Confidential Information or other Company property, documents, data or information. To the extent he has not done so prior to the Separation Date, Bradley agrees to immediately return to the Company all Confidential Information and all Company property, documents, data and other information, including but not limited to computers, electronic equipment, cell phones, badges, credit cards, which are or have been in his possession or control, whether or not they contain Confidential Information or relate to the Company’s business. Nothing in this Agreement shall preclude Bradley from retaining, and using appropriately, documents and information relating to his personal entitlements and obligations (including, without limitation, any compensation and benefit plans and related documents) or any documents or information that solely contain personal information, it being understood that Bradley’s obligations as to any Confidential Information contained in such retained documents and information shall persist as to such Confidential Information.
Bradley understands that pursuant to 18 U.S.C. § 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Additionally, an individual suing an employer for retaliation for reporting a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, provided the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10.
GOVERNMENT INVESTIGATIONS. Bradley understands that nothing in this agreement shall be construed to prohibit him from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self- regulatory organization.

11.
REMEDIES. Bradley understands the provisions in the above paragraphs are material to this Agreement, and that a material violation of which would constitute a material breach of this Agreement. In the event of a material breach or a threatened material breach by Bradley of any of the provisions of Paragraphs 6 (Nondisparagement), 7 (Non-Solicitation), 8 (Non-Competition), or 9 (Protection of Confidential Information), the Company, in addition and supplementary to other rights and remedies existing in its (or their) favor, shall be entitled to specific performance of each of such Paragraphs, including temporary, preliminary and/or permanent injunctive or other equitable relief from a court of competent jurisdiction in order to stop and/or prevent any violations of the provisions hereof (without posting a bond or other security), and shall also be entitled to require Bradley to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a material breach of the covenants contained herein, and shall also be entitled to cease paying or providing and be entitled to require Bradley to repay all amounts paid pursuant to Paragraph 2 (Consideration) of this Agreement, other than the $50,000 under Paragraph 2(v), which shall serve as consideration for the Release in Paragraph 3. In addition, in the event of an alleged material breach or material violation by Bradley of Paragraph 8 (Non- Competition) of this Agreement, the restricted periods set forth therein shall be tolled until such material breach or violation has been duly cured.

12.	ADEA. With specific regard to this Agreement, Bradley understands and acknowledges that:

a.
This Agreement constitutes an enforceable contract, and by signing this Agreement, he is waiving rights that he may have against the Company Releasees as of the Execution Date, including claims under the Age Discrimination in Employment Act (“ADEA”) as applicable, as well as other federal, state and local laws, based on his employment or separation from employment with the Company;

b.	He understands that he is not releasing any claims that may arise after the Effective Date (as defined in Paragraph 16 below);

c.	He is receiving, in exchange for this Agreement, valuable consideration in addition to anything of value to which he is already entitled;

d.	The Company has advised him to consult with an attorney prior to executing this Agreement;

e.	He has a period of 21 calendar days from the date he receives this Agreement, or so much of such 21-day period as he cares to utilize, to review, consider and sign this Agreement;

f.	He may revoke this Agreement at any time within seven (7) calendar days after the Execution Date by delivering a written notice of revocation to the Company’s General Counsel;

g.
If he does not execute and deliver this Agreement within the 21-day period referenced in (e) above, or if he revokes this Agreement after signing it within the 7-day period referenced in (f) above, he will be ineligible to receive any of the consideration under this Agreement; and

h.	The Company’s obligation to provide the consideration under this Agreement is contingent upon
(i)    his execution of this Agreement and the expiration of the associated revocation period without his revocation of the Agreement, and (ii) his execution of the General Release (pursuant to the last paragraph of Paragraph 3 above) and the expiration of the associated revocation period without his revocation of the General Release.

13.	NO ADMISSION. Bradley acknowledges that nothing in this Agreement constitutes an admission by the Company of any liability or of any violation of any applicable law or regulation.

14.	MODIFICATION. The provisions of this Agreement may not be modified by any subsequent agreement unless specifically approved in writing that is executed by the Company’s General Counsel.

15.
SEVERABILITY. Except as stated below with respect to the release set forth in Paragraph 3 and the General Release, each provision of this Agreement shall be enforceable independently of every other provision. If one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein. To the extent that the Release set forth in Paragraph 3 above or the General Release is deemed to be illegal, invalid, or unenforceable, the parties will negotiate in good faith to amend such Release or General Release, and if unable to amend for any reason, Company shall not be obligated to honor any of the terms set forth herein and Bradley agrees to immediately return any amounts paid to Bradley by the Company pursuant to Paragraph 2 (Consideration) of this Agreement, to the maximum extent permitted by applicable law.

16.
EFFECTIVE DATE. The “Effective Date” of this Agreement shall be the date that Bradley signs this Agreement, as reflected in the signature block hereto, unless timely revoked in accordance with the provisions of Paragraph 12(f) above. The “General Release Effective Date” shall be the date that Bradley timely executes and delivers the General Release, as reflected in the signature block thereto, unless timely revoked in accordance with the provisions thereof.

17.
GOVERNING LAW; VENUE. This Agreement, and any disputes arising from, relating to or touching upon the Agreement shall be construed under and governed by the laws of the Commonwealth of Pennsylvania except to the extent preempted by federal law and the venue for any such dispute shall be exclusively in the State or Federal Courts located in Allegheny County, Pennsylvania.

18.
ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Bradley and the Company; this Agreement has been executed based upon the terms set forth herein; neither Bradley nor the Company have relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and all prior agreements, whether oral or written, relating to the subject matter hereof are expressly superseded and/or revoked by this Agreement.

19.
SECTION 409A. Notwithstanding anything set forth in this Agreement, no amount payable pursuant to or as provided in this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code shall be paid unless and until Bradley has incurred a “separation from service” to the extent required to avoid adverse income tax consequences under Section 409A. Further, to the extent that Bradley is a “specified employee” within the meaning of Section 409A as of the date of Bradley’s separation from service, no amount which constitutes nonqualified deferred compensation which is payable on account of Bradley’s separation from service shall be paid to Bradley before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Bradley’s separation from service or, if earlier, the date of Bradley’s death following such separation from service. The reimbursement of expenses or in-kind benefits, if any, provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s policies, but in no event later than the end of the year following the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

20.
CONSTRUCTION. No provision or construction of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The captions and headings of the Paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole; (b) references to one gender include all genders; (c) “or” has the inclusive meaning frequently identified with the phrase “and/or”; (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,” “herein” or “hereof” relate this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars. Paragraph, subparagraph, exhibit and schedule references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any statute, rule, regulation, or Agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person.

21.
ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and permitted assigns. The Company shall require any legal successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the business and/or assets of the Company to assume and perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no succession had taken place. No rights or obligations of Bradley under this Agreement may be assigned or transferred by Bradley other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

22.
COUNTERPARTS. This Agreement and the General Release may be executed and delivered by exchange of facsimile copies or portable document format (“PDF”) copies showing the signatures of each applicable party, and those signatures need not be affixed to the same copy. The facsimile copies or PDF copies showing the signatures of the parties together, as applicable, shall constitute one instrument. The facsimile or PDF copy of any party shall be treated as an original signature.

23.
VOLUNTARY EXECUTION. After utilizing as much of the 21-day period above as he deems necessary to consider this matter, and after consulting with an attorney if he so elected, Bradley has freely executed and delivered this Agreement so as to secure the consideration provided hereunder.

Bradley and the Company have read and understand the provisions set forth above, and agree to be legally bound by this Agreement.

/s/ Kevin P. Bradley
Kevin P. Bradley

For the Company:

Date: 10/7/2019

/s/ Duane D. Holloway
Duane Holloway
Senior Vice President, General Counsel,
Date: 10/7/2019

Chief Ethics & Compliance Officer and Corporate Secretary

Attachment A General Release
In exchange for good and valuable consideration as described in Paragraph 2 (Consideration) of that certain Separation Agreement and Release (“Agreement”) entered into between Kevin P. Bradley (“Bradley”) and United States Steel Corporation (the “Company”) to which this Attachment A is attached, Bradley on behalf of himself and his agents, representatives, attorneys, heirs, executors, administrators, survivors, trustees, beneficiaries, and assigns, of his own free will and in good faith, completely, irrevocably and unconditionally releases and discharges forever the Company and its successors, assigns, divisions, subsidiaries, related or affiliated companies, past and present officers, directors, shareholders, members, employees, representatives and agents (separately and collectively, the “Company Releasees”) from all causes of action, claims, charges, demands, costs and expenses for damages which he now has, or may have hereafter, whether known or unknown, whether asserted or not, arising out of or on account of his employment relationship with the Company, or his separation from employment with the Company, or any other transactions, occurrences, acts or omissions or any loss, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission on the part of the Company, committed or omitted as of the date of his execution and delivery of this General Release (the “General Release Execution Date”) (collectively, the “Company Released Claims”).
The Company Released Claims include, but are not limited to, any claims of discrimination on any basis, including age, race, color, national origin, religion, sex, gender or gender identity, sexual orientation, veteran’s status, whistleblower status, disability or handicap arising under any federal, state, or local statute, ordinance, order or law, including but not limited to the Age Discrimination in Employment Act (“ADEA”) as applicable, Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Rights Act, and the Employee Retirement Income Security Act; any claims under the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law; any claim that the Company breached any contract or promise express or implied, or any term or condition of employment; any claim for wages, benefits, bonus, severance pay or compensation of any kind (except as specifically provided herein); any torts or any claims for promissory estoppel; any claim of wrongful discharge, and/or any other claims under any federal, state or local laws arising out of or related to his employment or separation from employment with the Company. It is expressly understood and agreed that the foregoing is a general release of all claims and rights against the Company Releasees, except those claims that may not be waived as a matter of law.
Subject to the Executive Officer Recoupment (Clawback) Policy, which Bradley agrees will apply to him even after the Separation Date, and to the extent permitted by law, and in exchange for and in consideration of Bradley’s promises and post-employment obligations (including the release of the Company Released Claims) in the Agreement, the Company, of its own free will and in good faith, completely, irrevocably and unconditionally releases and discharges forever Bradley, his successors, assigns, heirs, representatives and estate (the “Employee Releasees”) from all causes of action, claims, charges, demands, costs and expenses for damages which it now has, or may have hereafter, whether known or unknown, whether asserted or not, arising out of or on account of his employment relationship with the Company, or his separation from employment with the Company, or any other transactions, occurrences, acts or omissions or any loss, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission on the part of Bradley, committed or omitted as of the General Release Execution Date.
Notwithstanding the foregoing, this release shall not apply to: (i) any rights of the parties that arise after the General Release Execution Date, including rights and obligations contained in this Agreement; (ii) any rights that cannot be waived as a matter of law; (iii) with respect to Bradley, any rights to unemployment, state disability, paid family leave or COBRA insurance benefits; (iv) with respect to Bradley, any rights that he would otherwise have to be protected or indemnified by the Company against claims by third parties related to his employment under and subject to applicable law, applicable corporate bylaws, and directors and officers (D&O) liability policies; (v) with respect to Bradley, any rights as a holder of securities of the Company; (vi) with respect to the Company, any claim that relates to or arises from an act or omission by Bradley that is an act of fraud, embezzlement or willful misconduct by Bradley or that would constitute a crime committed by Bradley under applicable federal, state or local law.

ADEA. With specific regard to this General Release, Bradley understands and acknowledges that:

a.
This General Release constitutes an enforceable contract, and by signing this General Release, he is waiving rights that he may have against the Company Releasees as of the General Release Execution Date, including claims under the Age Discrimination in Employment Act (“ADEA”) as applicable, as well as other federal, state and local laws, based on his employment or separation from employment with the Company;

b.	He understands that he is not releasing any claims that may arise after the General Release Execution Date;

c.	He is receiving, in exchange for this General Release, valuable consideration in addition to anything of value to which he is already entitled;

d.	The Company has advised him to consult with an attorney prior to executing this General Release;

e.	He has had a period of 21 calendar days from the date he received this General Release, or so much of such 21-day period as he cares to utilize, to review, consider, and sign this General Release;

f.	He may revoke this General Release at any time within seven (7) calendar days of the General Release Execution Date by delivering a written notice of revocation to the Company’s General Counsel;

g.
If he does not execute and deliver this General Release within the 21-day period referenced in paragraph (e), or if he revokes this General Release after signing it within the 7-day period referenced in (f) above, he will be ineligible to receive any of the consideration set forth in Paragraph 2 of the Agreement;

h.
The Company’s obligation to provide the consideration under the Agreement is contingent upon his execution of this General Release and the expiration of the revocation period without him having revoked this General Release.

GENERAL RELEASE EXECUTION DATE. The earliest date on which Bradley may sign and deliver this General Release is the day after Bradley’s last day of employment and the latest date on which Bradley may sign and deliver this General Release is January 6, 2020.
All terms and conditions in the Agreement continue to remain in full effect.
VOLUNTARY EXECUTION. After utilizing as much of the 21-day period above as he deems necessary to consider this matter, and after consulting with an attorney if he so elected, Bradley has freely executed this General Release so as to secure the consideration provided hereunder.

Bradley and the Company have read and understand the provisions set forth above, and agree to be legally bound by this General Release.

Date:
Kevin P. Bradley

For the Company:

_________________________________         Date: ________________
Duane Holloway
Senior Vice President, General Counsel
Chief Compliance Officer and Corporate Secretary